SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2008 (September 22, 2008)

GLEN ROSE PETROLEUM CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	001-10179	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

One Energy Square, Suite 200
4925 Greenville Avenue, Dallas, TX 75206
(Address of Principal Executive Offices)

214-800-2663
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by Glen Rose Petroleum Corporation (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2008, Glen Rose Petroleum Corporation entered a definitive agreement with C. Scott Wilson, its former Chief Executive Officer, whereby it exchanged 500,000 stock options held by Mr. Wilson for 62,500 restricted shares issued by the Corporation.  This agreement also provides for mutual releases of all claims between Mr. Wilson and the Corporation.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

NASDAQ informed Glen Rose Petroleum Corporation in a letter dated September 22, 2008, that it was in violation of NASDAQ Marketplace Rule 4310(c)(4)  in that the closing bid price for our common stock was below $1.00 for 30 consecutive days.  The NASDAQ letter stated that Glen Rose Petroleum Corporation will have 180 calendar days (until March 23, 2008) to regain compliance with Rule 4310(c)(4) by demonstrating a closing bid price of $1.00 or more for at least ten and up to twenty consecutive business days.

The NASDAQ letter further stated that if Glen Rose Petroleum Corporation cannot demonstrate compliance with Rule 4310(c)(4) by March 23, 2008, the NASDAQ Staff will determine whether it meet the NASDAQ Capital Markets initial listing criteria except for the bid price requirement.  If the Corporation meets the initial listing criteria, it may be granted an additional 180 day compliance period.  If Glen Rose Petroleum Corporation is not eligible for the additional compliance period, NASDAQ staff will provide it with a delisting notice which may be appealed to the NASDAQ Listing Qualifications Panel.

Item 4.01	Changes in Registrant's Certifying Accountant

On September 25, 2008, we notified Hein & Associates, LLP, Certified Public Accountants, the independent accountant who had been engaged by Glen Rose Petroleum Corporation as the principal accountant to audit our consolidated financial statements for annual period ending March 31, 2008, that we were terminating our audit relationship effective immediately.

As of September 24, 2008, the Audit Committee of our Board of Directors approved the engagement of Jonathon P. Reuben CPA an Accountancy Corporation as our new principal independent accountant to audit our consolidated financial statements for the year ending March 31, 2009.

The report of Hein & Associates, LLP on our financial statement as of and for the year ended March 31, 2008 did not contain an adverse opinion, or a disclaimer of opinion except as to the Company’s ability to continue as a going concern.  During the period ended March 31, 2008 and the interim period from April 1, 2008 through the date of termination, we did not have any disagreements with Hein & Associates, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hein & Associates, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

During the fiscal year ended March 31, 2008, Hein & Associates, LLP advised us that significant deficiencies in our internal control had come to its attention which represented a material weakness. Hein & Associates, LLP concluded that certain of the significant deficiencies resulted in more than a remote likelihood that a material misstatement of our financial statements to be issued covering the fiscal year ended March 31, 2008 would not be prevented or detected. We disclosed the material weakness in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

Prior to engaging Jonathon P. Reuben CPA an Accountancy Corporation, the Company had not consulted Jonathon P. Reuben CPA an Accountancy Corporation, regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

Item 9.01	Financial Statements and Exhibits

Exhibit 99 – Press Release dated September 25, 2008.

Exhibit 4.01 – Statement of Hein & Co

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2008

GLEN ROSE PETROLEUM CORPORATION

By:	/s/ Joseph F. Langston Jr.
Joseph F. Langston Jr., President